OLIVE STREET INVESTMENT ADVISERS, LLC
INVESTMENT ADVISER
CODE OF ETHICS

Olive Street Investment Advisers, LLC ("Firm"), a subsidiary of The Jones Financial Companies, L.L.L.P. ("JFC"), is a registered investment adviser that provides investment advisory services exclusively to the Bridge Builder Series Trust mutual funds ("Funds").  Consistent with its Securities and Exchange Commission registration, the Firm was required to adopt this Code of Ethics ("Code") pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 ("Rule 204A-1") and Rule 17j-1 of the Investment Company Act of 1940 ("Rule 17j-1").

This Code establishes rules of conduct for Firm officers and employees (collectively, "Associates") to help ensure they act in the best interest of the Funds and the Funds' shareholders.  Unless otherwise noted, Section II applies to all Firm Associates.  Section III applies specifically to Associates who are identified as "Access Persons" under Rule 204A-1 or Rule 17j-1.  "Access Persons" are associates whose responsibilities at the Firm may expose them to material, nonpublic information about orders or portfolio holdings with possible market implications that are connected to a Fund for which investment advisory services are rendered.

I.      KEY DEFINITIONS

A.  "Access Person."  Firm Associates are considered to be "Access Persons" if, in connection with providing investment advisory services to one or more of the Funds, they:

(1)	Have access to material nonpublic information that could have market implications regarding a securities being purchased or sold, or being considered for purchase or sale, by a Fund;

(2)
Make, participate in, or obtain or have access to information regarding securities being purchased or sold, or being considered for purchase or sale, by a Fund or whose functions relate to the making of any recommendations with respect to such purchases, sales, or considerations; or

(3)
Are in a relationship to a Fund or the Firm and obtain information concerning recommendations made to the Fund with regard to securities being purchased or sold, or being considered for purchase or sale, by a Fund.

B.  "Beneficial Ownership" or "Beneficial Interest."  Beneficial ownership" or "beneficial interest" means any Firm Associate having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, a direct or indirect pecuniary interest in securities.  A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a particular transaction.  For accounts held by an Associate's immediate family members sharing the same household, the Associate is presumed to be a beneficial owner of such accounts.

C.  "Being Considered for Purchase or Sale."  "Being considered for purchase or sale" means:

(1)	A portfolio manager for a Fund has indicated his or her intention to purchase or sell a security;

(2)	A research analyst for a Fund issues research information regarding initial coverage of, or changing a rating with respect to, a security; or

(3)	A buy or sell order for a security is pending by a Fund but has not yet settled.

D.  "Covered Security."  A "covered security" is any security, but does not include:

(1)	Direct obligations of the government of the United States;

(2)	Shares issued by an open-end investment company (other than a reportable fund); or

(3)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

E.  "Immediate Family Member."  An "immediate family member" includes any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationships).

F.  "Reportable Fund."  A "reportable fund" is any open-end investment company for which the Firm serves as investment adviser.

G.  "Securities Held or to Be Acquired or Sold by a Fund."  "Securities held or to be acquired or sold by a Fund" include:

(1)	Any covered security which, within the most recent 15 days, has been identified as being considered for purchase or sale by a Fund;

(2)	Any option to purchase or sell a covered security identified in (1) above; or

(3)	Any purchase or sale of a covered security convertible into or exchangeable for a security identified in (1) above.

H.  "Security."  "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any reportable fund any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

II.     CODE OF ETHICS

A.  General Obligations.  This Code is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general.  For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e. combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person.  Firm Associates must also comply with applicable federal securities laws and the laws, rules and regulations of other applicable regulatory or legal entities.  In general terms, all Firm Associates must place the interests of the Funds and the Funds' shareholders first and are not permitted:

(1)	To employ any device, scheme or artifice to defraud the Funds;

(2)
To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

(4)	To engage in any manipulative practice with respect to the Funds.

In addition, Access Persons covered by this Code are advised to seek advice before engaging in any transactions that the Access Person knows involve securities held or to be acquired or sold by a Fund or if a transaction directly or indirectly involves themselves and a Fund other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.  In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations.  It is expected that Access Persons will be sensitive to these areas of potential conflict, even though the Trust’s Code does not address specifically these other areas of fiduciary responsibility.

Nothing in this Code diminishes or eliminates the responsibility of Firm Associates to comply with all other policies and procedures of the Firm.

B.  Material Non-Public Information.  During the normal course of business, Firm Associates may become aware of certain non-public information about securities held or to be acquired or sold by the a Fund.  Material information includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been distributed in a manner that would make it generally available to investors.  Associates may not, under any circumstances, trade, encourage others to trade, or recommend securities or other investment vehicles while in possession of material non-public information. This includes trading on the information for the Associate's personal account or an account over which they have control or authority (such as a trust account).  All Firm Associates are prohibited from using information concerning the Funds for their personal benefit.  The personal securities transactions of Firm Associates must be conducted in a manner consistent with both the letter and spirit of this Code, including avoiding any actual or potential conflict of interest or any abuse of the Associate’s position of trust and responsibility.

C.  Violations and Enforcement.  All Firm Associates are required to promptly report any violation of this Code to the Firm's Chief Compliance Officer ("CCO") or his/her designee.  Any violation of this Code will be investigated and could result in disciplinary action, including but not limited to reprimand, fines, suspension, termination of employment and the referral of the matter to regulatory or criminal authorities when appropriate.  For any trade(s) conducted by an Associate that the Firm CCO determines is a violation of this Code or federal securities laws, or is otherwise inconsistent with the spirit of letter of the Code or such laws, the CCO may break the trade(s).  If the trade(s) cannot be broken, the CCO may direct that any profit realized on the trade(s) be disgorged.

D.  Acknowledgment.  Rule 204A-1 and Rule 17j-1 require that a copy of this Code be provided to all Firm Associates and that an acknowledgment of their receipt of the Code and all amendments be obtained and kept on file.  Please acknowledge your receipt of this Code by clicking the “I’ve read this document” button below.

III.    SPECIAL REQUIREMENTS FOR ACCESS PERSONS

A.  Identification.  Any Firm Associate who is identified as an "Access Person" under Rule 204A-1 or Rule 17j-1 is required to review and comply with the provisions of this Section III. Associates identified as "Access Persons" have been notified of their status and the Firm's related policies.  Any Associate who has not been contacted and believes he or she may be receiving material nonpublic information should contact the Firm's CCO or his/her designee.

B. Prohibited Transactions.  No Access Person may trade ahead of a Fund, a practice known as "frontrunning."  Additionally, Access Persons must also receive prior approval from the Firm's CCO or his/her designee before directly or indirectly acquiring a beneficial ownership interest in any security in an initial public offering ("IPO), limited offering, or hedge fund transaction. Firm Associates are generally prohibited from participation in IPOs, private placements or hedge funds, but limited exceptions are permitted with prior written approval from the CCO or his/her designee.

Pre-clearance approval requests may be submitted by completing the "Access Person's Trade Pre-Clearance Form" found in Appendix A, or by submitting a form otherwise deemed acceptable by the Firm's CCO or his/her designee.

C.  Reporting Requirements.  Rule 204A-1 and Rule 17j-1 require all Access Persons to report current securities holdings and recent securities transactions that meet certain requirements report current securities holdings and recent securities transactions that meet certain requirements to the Firm's CCO or his/her designee. The Rules require the first report to be submitted no later than 10 days after the Firm Associate becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the Associate becomes an Access Person.  If all applicable accounts and securities are held through Edward D. Jones & Co., L.P. ("Edward Jones"), this requirement can be satisfied by notifying the Firm's CCO or his/her designee of the accounts in which the Access Person has a direct or indirect beneficial ownership interest.

The CCO will receive and review all Reports, as described below, that are delivered by each Access Person.  In turn, the CCO will report to the Board of Trustees of the Bridge Builder Trust (the “Board”) any material violations of the Code of Ethics.  On at least an annual basis, the CCO, on behalf of the Adviser, shall certify to the Board that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Accounts held outside Edward Jones require special approval from the Firm CCO or his/her designee.  If an Access Person receives approval for an account outside Edward Jones or holds other securities covered by Rule 204A-1 or Rule 17j-1, in certificate or other form outside any Edward Jones account, he/she is required to satisfy the following reporting requirements by completing the Forms found in Appendices B and C, or by submitting forms otherwise deemed acceptable by the Firm's CCO or his/her designee:

1.  Holdings Reports.

a.     Contents.  Each Holdings Report (Appendix B) must contain, at a minimum:

i.
The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each covered security in which the Access Person has direct or indirect beneficial ownership;

ii.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

iii.       The date the Access Person submits the Report.

b.     Timing.      The Access Person must submit the Holdings Reports:

i.	No later than 10 days after the Associate becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the Associate became an Access Person.

ii.	At least once each 12-month period thereafter on a date the Firm selects, and the information must be current as of a date no more than 45 days prior to the date the Report was submitted.

2.  Transactions Reports.

a. Contents.
Each Transactions Report (Appendix C) must contain, at a minimum, the following information about each transaction involving a covered security in which the Access Person had, or as a result of a transaction acquired, any direct or indirect beneficial ownership:

i.
The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each covered security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the covered security at which the transaction was effected;

iv.	The name of the broker, dealer, bank or other entity with or through which the transaction was effected; and

v.        The date the Access Person submits the Report.

b.     Timing.      The Transactions Report must be submitted no later than 30 days after the end of each calendar quarter and must cover, at a minimum, all transactions during the quarter.

D.  Certification. All Access Persons must annually certify that they have read and understand this Code and other policies and procedures of the Firm, and that they acknowledge they are subject to the requirements and prohibitions contained therein.  Access Persons must also annually certify that they have fully complied with this Code and other policies and procedures of the Firm, and that they have disclosed and/or reported all personal securities holdings and/or transactions pursuant to the requirements of this Code.  Please refer to Appendix D for the annual certification to be completed and submitted by Access Persons to the Firm's CCO or his/her designee.

E.  Record Retention.  All Trust records shall be maintained in accordance with Rule 17j-1(f) under the Investment Company Act.  Please refer to the Record Retention Section of Olive Street Investment Adviser’s Compliance Program for the Adviser’s specific Record Retention Requirements under the Code.

Appendix A
ACCESS PERSON'S TRADE PRE-CLEARANCE FORM

Olive Street Investment Advisers, LLC generally prohibits associate participation in IPOs, hedge fund transactions, and private placements.  In rare circumstances, exceptions are permitted upon prior written approval of the Chief Compliance Officer or his/her designee.

Please complete the sections below regarding the requested transaction:

Associate's Name: _______________________________________
Date: _________________________________________________
Account Number: _______________________________________
Account Registration: ____________________________________

Transaction Type:  Buy ____   Sell ____

•	IPO _______

•	Private Placement _______

•	Hedge Fund _______

Company Name: ____________________________   Dollar Amount: ___________

Estimate: _____________________________________________

Are you aware of any material, non-public information regarding your request? _____

Please provide a brief explanation concerning the basis for this request:

Approved By: ____________________________       Date: ___________________

Appendix B

HOLDINGS REPORT REQUIRED OF ACCESS PERSONS UNDER RULE 204A-1 AND RULE 17j-1

Name: _____________________________

Start Date in Position:  ________________

You have been identified as an "Access Person" as defined by Rules 204A-1 and/or 17j-1.  Accordingly, you must promptly provide information for all personal accounts you maintain, as well as all accounts in which you have beneficial interest (collectively, "Subject Accounts").  Note: An Access Person is presumed to be a "beneficial owner" of securities that are held by his/her immediate family members sharing the access person's household.  "Immediate family members" include any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationships) in your household.  Note:  In lieu of Part 1 of this Report, you may submit duplicate copies of your brokerage statements, and/or your Edward Jones Account Statement, as applicable.

1.	HOLDINGS

NAME AND TYPE OF COVERED SECURITY	TICKER SYMBOL OR CUSIP	NUMBER OF SHARES OR PRINCIPAL AMOUNT

2.	BROKERAGE ACCOUNTS

NAME OF INSTITUTION AND ACCOUNT HOLDER’S NAME (i.e., YOU, SPOUSE, CHILD)	ACCOUNT NUMBER	HAVE YOU REQUESTED DUPLICATE STATEMENTS?

Acknowledgment:
By signing below, you acknowledge the accuracy of the information provided herein.

Printed Associate Name

Signature

Date

Appendix C

QUARTERLY TRANSACTIONS REPORT REQUIRED OF ACCESS PERSONS UNDER RULE 204A-1 AND RULE 17j-1

Name: _____________________________

You have been identified as an "Access Person" as defined by Rules 204A-1 and/or 17j-1.  Accordingly, you must provide updated information for all personal accounts you maintain, as well as all accounts in which you have beneficial interest (collectively, "Subject Accounts"), in which transactions were effected in covered securities during a calendar quarter.  Note: An Access Person is presumed to be a "beneficial owner" of securities that are held by his/her immediate family members sharing the access person's household.  "Immediate family members" include any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law (including adoptive relationships) living in your household.

Note:  In lieu of Part 1 of this Report, you may submit duplicate copies of your brokerage statements, and/or your Edward Jones Account Statement, as applicable.

1.	HOLDINGS

NAME AND TYPE OF COVERED SECURITY	TICKER SYMBOL OR CUSIP	NUMBER OF SHARES OR PRINCIPAL AMOUNT

2.	BROKERAGE ACCOUNTS

NAME OF INSTITUTION AND ACCOUNT HOLDER’S NAME (i.e., YOU, SPOUSE, CHILD)	ACCOUNT NUMBER	HAVE YOU REQUESTED DUPLICATE STATEMENTS?

Acknowledgment:
By signing below, you acknowledge the accuracy of the information provided herein.

Printed Associate Name

Signature

Date

Appendix D

ACCESS PERSON ANNUAL CODE OF ETHICS CERTIFICATION

Name: ______________________________

I certify that I have read and understand the Olive Street Investment Advisers, LLC ("Firm") Investment Adviser Code of Ethics ("Code") and acknowledge that I am subject to its requirements and prohibitions, as well as all other policies and procedures of the Firm.  I further certify that I have complied with all requirements of the Code, and all other policies and procedures of the Firm.  I have disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Printed Associate Name

Signature

Date